Exhibit 5.1

Charter Communications, Inc.
12405 Powerscourt Drive, Suite 100
St. Louis, Missouri 63131

Re:      Registration Statement of Charter Communications, Inc. on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Charter Communications, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of shares of its Class A common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2009 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement are referred to herein as the “Shares.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation (the “Restated Charter”) of the Company in the form filed as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated By-laws (the “By-laws”) of the Company in the form filed as Exhibit 3.2 to the Registration Statement; (iii) the Debtors’ Joint Plan of Reorganization (the "Plan") filed pursuant to Chapter 11 of the United States Bankruptcy Code in the form filed as Exhibit 10.34 to the Registration Statement; (iv) resolutions of the Board of Directors of the Company (the “Resolutions”); (v) the Confirmation Order confirming the Plan entered by the United States Bankruptcy Court for the Southern District of New York on November 17, 2009; and (vi) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, when the Registration Statement becomes effective under the Act, the Shares will be duly authorized and validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

 Very truly yours,

    /s/ Kirkland & Ellis LLP